Exhibit 99.1

CONTACT:

Investors:	Financial Media:
Douglas A. Fox, CFA	Tim Dreyer
VP, Investor Relations	Manager, Public Relations
+1 847 793 6735	+1 847 793 5677
dfox@zebra.com	tdreyer@zebra.com

Zebra Technologies Enters Into Revolving Credit Agreement

to Support Company Growth

Vernon Hills, IL, August 15, 2008 — Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that it has entered into a five-year, $100 million revolving credit facility. Zebra will be able to draw upon the credit facility for working capital and general corporate purposes, including stock buybacks and acquisitions. The revolving credit facility has a $100 million accordion feature that allows the company to increase the facility up to a total of $200 million subject to obtaining commitments for the incremental capacity from existing or new lenders.

“We put the credit facility in place to provide financing flexibility,” stated Michael Smiley, Zebra’s chief financial officer. “Zebra’s ability to secure credit on favorable terms in this uncertain financial market environment is a testament to the strength of the company’s balance sheet, cash flows and growth prospects.”

The lead arranger and book runner for the new credit facility is J.P. Morgan Securities Inc., with Northern Trust Co. as the syndication agent, Bank of America, N.A. as the documentation agent and JPMorgan Chase Bank, N.A. as the administration agent. Also included in the facility allocation are Wells Fargo Bank, N.A. and RBS Citizens, N.A.

Zebra Technologies Corporation helps companies identify, locate and track assets, transactions and people with on-demand specialty digital printing and automatic identification solutions. In more than 100 countries around the world, more than 90 percent of Fortune 500 companies use innovative and reliable Zebra printers, supplies, RFID products and software to increase productivity, improve quality, lower costs, and deliver better customer service. Information about Zebra and Zebra-brand products can be found at http://www.zebra.com.

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